NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Third Quarter 2017 Results

Dallas (November 14, 2017) – American Realty Investors, Inc. (NYSE: ARL) a Dallas-based real estate investment company today reported results of operations for the third quarter ended September 30, 2017. The reported results are directly related to the strategic initiative we embraced at the onset of the year to grow our multi-family apartment base through Abode Properties, our wholly owned subsidiary.

The growth in revenue and corresponding improvement in Net Operating Income for the nine months ended September 30, 2017 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further, management will maintain strong attention to all details of its operations including appropriate expense controls.

During the nine months ended September 30, 2017, a subsidiary of the Company sold bonds on the Tel Aviv, Israel stock exchange. The bonds will over time be repaid in Israeli shekels; however, upon sale, the cash received was converted into approximately $113 million US dollars. The cash has been and will be used to pay off more expensive debt, purchase existing assets, and develop new multifamily housing projects. The company believes that this new source of cash will have a substantial positive impact on the ability of the company to grow as well as pay off relative expensive shorter-term debt that will more than offset the additional net interest expense.

The bonds will be repaid in Israeli shekels as the bonds mature at a rate of 20% each year from 2019 through 2023. Until such actual payments are made, there will not be any significant need to convert US dollars to Israeli shekels. The Company records unrealized gains or losses each quarter based upon the relative exchange values of the US dollar and the Israeli shekel; however, no gain or loss will be realized until a conversion from US dollars to Israeli shekels actually occurs in the future. The recorded unrealized gain or loss is reflected as a separate line item to highlight the fact that it is a non-cash transaction until actual payment of principal and interest on the bonds is made.

For the three months ended September 30, 2017, we reported a net income applicable to common shares of $9.1 million or $0.59 per diluted share compared to a net loss applicable to common shares of $4 million or $0.26 loss per diluted share for the same period ended 2016. This is directly related to the increased borrowing and we remain highly certain that dramatic additions to the number of apartments within the portfolio during this strategic growth period will ultimately enhance shareholder values even beyond the recent improvements we have experienced since we announced this approach in Q4 2016.

“The Company’s strategic posture of maintaining a strong focus on our multi-family portfolio has created valuable results. We are committed to solidifying the portfolio and paying very close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our third quarter 2017 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2017”, said Danny Moos, the Company’s Chief Executive Officer and President. “We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.”

The reported financial results are as follows

Revenues

Rental and other property revenues were $31.8 million for the three months ended September 30, 2017. This represents an increase of $1.7 million compared to the prior period revenues of $30.1 million. The change by segment is an increase of $0.8 million in each of the apartment and commercial portfolios and an increase of $0.1 million in the land portfolio. We purchased three and sold one multifamily property over the prior year which resulted in a net increase of 103 units and was the primary reason for the increase in revenues for our apartment portfolio.

Property operating expenses were $15.4 million for the three months ended September 30, 2017. This represents a decrease of $0.3 million compared to the prior period operating expenses of $15.7 million. The change by segment was decreases of $0.3 million and $0.1 million in the commercial and land portfolios, respectively, partially offset by an increase of $0.1 million in the other portfolio.

Depreciation and amortization expense was approximately $6.4 million for the three months ended September 30, 2017 for an increase of $0.4 million compared to the prior period expense of $6 million. This increase is primarily attributable to the acquired apartment properties.

Other income (expense)

Mortgage and loan interest expense was $15.7 million for the three months ended September 30, 2017. This represents an increase of approximately $0.3 million compared to the prior period expense of $15.4 million. Interest expense for our corporate loans increased $1.5 million, primarily due to interest expense related to the Israeli Series A Bonds payable of $2.6 million, partially offset by a decrease of $0.6 million in interest expense as a result of a $17.8 million pay down on a corporate loan at the end of the second quarter of 2017. We also had an increase of $0.2 million in our commercial portfolio, due to securing additional debt obligation with the refinancing of one of our commercial loans. These increases were partially offset by a decrease of $1.3 million in interest expense on our apartment portfolio due to a loan prepayment penalty paid in the third quarter of 2016 for refinancing of a loan.

A subsidiary of the Company issued $113 million in bonds during 2017 that will be repaid in Israeli Shekels as the bonds mature. During the three months ended September 30, 2017, the Company recorded an unrealized foreign currency transaction gain of $1.9 million based upon the relative exchange values of the US dollar and the Israeli shekel as applied to the bond principal and accrued interest at quarter-end. We did not have any unrealized foreign currency transaction gain or loss during the three months ended September 30, 2016.

Gain on sale of income-producing properties was $12.8 million for the three months ended September 30, 2017, due to recognition of deferred gain from property sales of two apartment communities in a prior year. There were no sales of income-producing properties during the three months ended September 30, 2017 and 2016.

Gain on land sales was $1.1 million for the three months ended September 30, 2017 compared to $0.6 million for the three months ended September 30, 2016. In the current period, we sold 3.3 acres of land for a total sales price of $0.9 million and recorded a gain of $0.5 million. During the third quarter of 2017, we also recognized a deferred gain of $0.6 million on a prior year land sale. During the same period of 2016, we sold 4.8 acres of land for a sales price of $0.8 million and recorded a gain of $0.6 million.

About American Realty Investors, Inc.

American Realty Investors (www.americanrealtyinvest.com.) maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing and the selective sale of real estate across selective geographic regions in the United States. A New York Stock Exchange company, American Realty Investors is traded under the symbol “ARL”. American Realty Investors produces revenue through the professional management of apartments, office buildings and select parcels of land that can be readily developed in the near term. Value is added under American Realty Investors ownership, and the properties are repositioned into higher classifications through physical improvements and improved management.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $199 and $174 for the three months and $289 and $521 for the nine months ended 2017 and 2016, respectively, from related parties)	$31,807	$30,067	$95,216	$90,106

Expenses:
Property operating expenses (including $245 and $230 for the three months and $721 and $671 for the nine months ended 2017 and 2016, respectively, from related parties)	15,403	15,671	47,098	46,078
Depreciation and amortization	6,373	6,025	19,113	17,723
General and administrative (including $1,074 and $941 for the three months and $2,534 and $1,860 for the nine months ended 2017 and 2016, respectively, from related parties)	1,766	1,760	5,797	6,197
Net income fee to related party	53	67	189	193
Advisory fee to related party	2,802	2,749	8,310	8,174
Total operating expenses	26,397	26,272	80,507	78,365
Net operating income	5,410	3,795	14,709	11,741

Other income (expenses):
Interest income (including $3,638 and $5,395 for the three months and $13,511 and $14,482 for the nine months ended 2017 and 2016, respectively, from related parties)	4,232	5,712	14,083	15,791
Other income	190	252	1,517	1,452
Mortgage and loan interest (including $1,718 and $1,412 for the three months and $4,914 and $3,860 for the nine months ended 2017 and 2016, respectively, from related parties)	(15,717)	(15,362)	(49,859)	(43,551)
Earnings from unconsolidated subsidiaries and investees	41	146	249	430
Foreign currency transaction loss	1,906	—	(1,841)	—
Total other expenses	(9,348)	(9,252)	(35,851)	(25,878)
Loss before gain on sale of income-producing properties, gain on land sales, non-controlling interest, and taxes	(3,938)	(5,457)	(21,142)	(14,137)
Gain on sale of income-producing properties	12,760	—	12,760	4,925
Gain on land sales	1,062	555	1,032	3,925
Net income (loss) from continuing operations before taxes	9,884	(4,902)	(7,350)	(5,287)
Income tax expense	—	(46)	—	(45)
Net income (loss) from continuing operations	9,884	(4,948)	(7,350)	(5,332)

Discontinued operations:
Net income from discontinued operations	—	—	—	3
Income tax expense from discontinued operations	—	—	—	(1)
Net income from discontinued operations	—	—	—	2
Net income (loss)	9,884	(4,948)	(7,350)	(5,330)
Net (income) loss attributable to non-controlling interest	(522)	1,194	106	860
Net income (loss) attributable to American Realty Investors, Inc.	9,362	(3,754)	(7,244)	(4,470)
Preferred dividend requirement	(275)	(275)	(825)	(825)
Net income (loss) applicable to common shares	$9,087	$(4,029)	$(8,069)	$(5,295)

Earnings per share - basic and diluted
Net income (loss)	$0.59	$(0.26)	$(0.52)	$(0.34)

Weighted average common shares used in computing earnings per share, basic and diluted	15,514,360	15,514,360	15,514,360	15,514,360

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$9,362	$(3,754)	$(7,244)	$(4,472)
Net income from discontinued operations	—	—	—	2
Net income (loss) applicable to American Realty Investors, Inc.	$9,362	$(3,754)	$(7,244)	$(4,470)

 AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(unaudited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,074,107	$1,017,684
Real estate subject to sales contracts at cost, net of depreciation	48,898	48,919
Less accumulated depreciation	(183,762)	(165,597)
Total real estate	939,243	901,006
Notes and interest receivable
Performing (including $90,601 in 2017 and $125,799 in 2016 from related parties)	119,592	143,601
Less allowance for doubtful accounts (including $15,537 in 2017 and 2016 from related parties)	(17,037)	(17,037)
Total notes and interest receivable	102,555	126,564
Cash and cash equivalents	57,982	17,522
Restricted cash	42,950	38,399
Investments in unconsolidated subsidiaries and investees	6,335	6,087
Receivable from related party	31,027	24,672
Other assets	52,472	60,659
Total assets	$1,232,564	$1,174,909

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$832,762	$845,107
Notes related to assets held for sale	376	376
Notes related to assets subject to sales contract	3,939	5,612
Bond and bond interest payable	107,910	—
Deferred revenue (including $59,763 in 2017 and $70,935 in 2016 from sales to related parties)	78,336	91,380
Accounts payable and other liabilities (including $10,772 in 2017 and $10,854 in 2016 to related parties)	41,485	56,303
	1,064,808	998,778

Shareholders’ equity:

Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 shares in 2017 and 2016 (liquidation preference $10 per share), including 900,000 shares in 2017 and 2016 held by ARL or subsidiaries.	2,205	2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 shares and outstanding 15,514,360 shares in 2017 and 2016, including 140,000 shares held by TCI (consolidated) in 2017 and 2016.	159	159
Treasury stock at cost; 415,785 shares	(6,395)	(6,395)
Paid-in capital	110,485	111,510
Retained earnings	7,154	14,398
Total American Realty Investors, Inc. shareholders’ equity	113,608	121,877
Non-controlling interest	54,148	54,254
Total shareholders’ equity	167,756	176,131
Total liabilities and shareholders’ equity	$1,232,564	$1,174,909